Exhibit 99.1
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FOR IMMEDIATE RELEASE:  NEWS                                                  NE
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August 14, 2001  Nasdaq-ACTT                                            Nasdaq-A


             ACT TELECONFERENCING ANNOUNCES SECOND QUARTER RESULTS

               SECOND QUARTER REVENUE GROWS 30% TO $11.8 MILLION;
   SECOND QUARTER NET INCOME OF 4 CENTS PER SHARE BEFORE EXTRAORDINARY ITEM; SECOND QUARTER AND 6 MONTH NET INCOME BEFORE EXTRAORDINARY ITEM GROWS 23% AND
                                54% RESPECTIVELY

DENVER -- ACT Teleconferencing, Inc. (Nasdaq-ACTT), a leading independent worldwide provider of audio, video, data and Web-based conferencing products and services, today announced results for the second quarter ended June 30, 2001.

Second quarter revenue grew 30% to $11.8 million versus revenue of $9.1 million in the same period last year. For the first six months, total revenue grew 35% to $23.3 million compared to revenue of $17.3 million a year ago. Net income for the quarter before extraordinary item was $251,742, or 4 cents per share, versus net income of $204,555, or 3 cents per share in the same quarter last year. For the first six months, net income before extraordinary item was $603,788 or 9 cents per share reflecting growth of 54%, compared with $392,479, or 6 cents per share for the same period a year ago.


Second quarter EBITDA (earnings before interest, tax, depreciation, amortization and minority interest) grew 11% to $1.6 million, up from $1.4 million last year. Through six months, EBITDA grew 22% to $3.5 million, versus $2.8 million last year.


The extraordinary item of 7 cents related to early repayment of debt, which resulted in a non-cash charge relating to the valuation of certain warrants associated with the debt. The 13.5% subordinated debt facility has been replaced by a $5 million asset-based facility at an interest rate of approximately 8.5%. The Company reiterated that the charge was calculated using a theoretical valuation of warrants based on historic market prices, and was unrelated to teleconferencing operations.

In regard to the $1.8 million ACT considers due from a major customer for services delivered under contract (referred to in previous shareholder communications), the Company recognized 17% or approximately $300,000 in the second quarter. ACT Chairman Gerald Van Eeckhout confirmed the Company intends to pursue the full amount. He said, "Although a significant recovery is expected the actual amount cannot be predicted until clarification of all issues is reached, which is expected before the end of the year. We will provide updates to shareholders as information becomes available. ACT continues to deliver services to this customer and the relationship between our two companies is amicable."

Van Eeckhout noted that ACT is migrating part of its global platform to an outsource arrangement with a large U.S.-based telecommunications company. He also said detailed discussions were underway and shareholders will be kept informed as developments occur.
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

Consolidated Statements                               Second Quarter Ended         Six Months Ended
of Operations (Unaudited) - Selected Data                   June 30,                    June 30,
                                                        2001         2000         2001           2000
                                                    -----------   ----------  -----------    -----------
Net revenue                                         $11,821,771   $9,126,623  $23,347,235    $17,310,390
Gross Profit                                          5,321,126    4,589,496   10,867,393      8,701,607
Operating Income                                        622,811      925,463    1,597,918      1,770,964
Net Income before extraordinary item                    251,742      204,555      603,788        392,479
Extraordinary item (debt restructuring)                (416,366)           -     (416,366)             -
Net income (loss) after extraordinary item             (164,624)     204,555      187,422        392,479
Net income available to common shareholders            (204,624)     164,555      107,423        312,480
                                                    ===========   ==========  ===========    ===========
Net income (loss) per share before
 extraordinary item - basic and diluted             $      0.04         0.03  $      0.09    $      0.06
Extraordinary item per share - basic and diluted    $     (0.07)  $        -  $     (0.07)   $         -
                                                    ===========   ==========  ===========    ===========
Net income (loss) per share - basic and diluted           (0.03)        0.03         0.02           0.06

Weighted avg. shares outstanding - basic              6,091,257    5,146,172    6,054,912      4,963,292
Weighted avg. shares outstanding - diluted            6,091,257    5,706,844    6,557,737      5,839,389
                                                    ===========   ==========  ===========    ===========


Consolidated Balance Sheet                                                       June 30,    December 31,
(Unaudited)                                                                        2001          2000
                                                                              ------------   -----------
Current assets                                                                $14,022,223    $12,182,076
Total equipment - net                                                          17,187,414     15,632,190
Goodwill and other non-current assets                                          11,382,452      3,581,283
                                                                              -----------    -----------
Total assets                                                                  $42,592,089    $31,395,549
                                                                              ===========    ===========

Current liabilities                                                           $18,051,948    $10,526,685
Long term liabilities including preferred stock                                10,228,229      8,387,760
Shareholders' equity                                                           14,311,912     12,481,104
                                                                              -----------    -----------
Total liabilities and shareholders' equity                                    $42,592,089    $31,395,549
                                                                              ===========    ===========

ACT has scheduled a conference call for 2:15 p.m. Mountain Time, Tuesday, August 14th, to further discuss the second quarter earnings and other new developments. The call-in numbers are +1-303-262-2211 (Denver and International) or 1-800-218-9073 (U.S. and Canada), and the conference identification is 381842. For streamed audio, the URL is http://www.acttel.com/webcastlogin/, conference
                           -----------------------------------
identification 381842. To hear a replay of the conference, the call-in numbers are +1-303-590-3000 (Denver and International) or 1-800-405-2236 (U.S. and
Canada), passcode 381842.

Established in 1990, ACT Teleconferencing, Inc. is an independent provider of audio, video, data and Internet conferencing products and services to corporations, educational organizations and governmental entities worldwide.
The Company's operations have grown from the original single location in Denver to 13 service delivery centers and sales offices in 10 countries. ACT's headquarters are located in Denver with sales and service delivery centers in New Jersey, Dallas, Denver, Toronto, Ottawa, London, Paris, Brussels, Amsterdam, Frankfurt, Hong Kong, Singapore, Sydney and Adelaide. The Company's Internet address is www.acttel.com.
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Statements made in this news release that are not historical facts may be forward-looking statements. Actual results may differ materially from those projected in
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any forward-looking statement. Important factors that could cause actual results to differ materially from those anticipated by any forward-looking information include, but are not limited to, future economic conditions, competitive services and pricing, new competitor entry, financing, the delivery of services under existing contracts and other factors. For a more detailed description of the factors that could cause such a difference, please see ACT's filings with the Securities and Exchange Commission. ACT disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. This information is presented solely to provide additional information to further understand the results of ACT.

                                      ###

                                   CONTACTS:

ACT Teleconferencing, Inc.                  Pfeiffer High Public Relations, Inc.
Liza Rygg, IR/Corporate Communications      KC Ingraham or Jay Pfeiffer
Manager
Ph: 303/235-9000                            Ph: 303/393-7044
E-mail: lrygg@corp.acttel.com               E-mail: kc@pfeifferhigh.com
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